EXHIBIT 10.2

Dated the 28 day of July 2015 CLIXSTER MOBILE GROUP INC (the Vendor) MOHAMAD PUZI BIN KHALID (the “Purchaser”)

AGREEMENT RELATING TO THE SALE AND PURCHASE OF 63.2% INTEREST IN CLIXSTER MOBILE SDN BHD

THIS AGREEMENT is dated the 28 day of July 2015.

BETWEEN:

(1)	CLIXSTER MOBILE GROUP INC, a company incorporated in Texas, U.S.A. and having its correspondence address in Malaysia at No. 18-2, Jalan Sri Hartamas 8, 50480 Kuala Lumpur, Malaysia ("Vendor");

(2)	MOHAMAD PUZI BIN KHALID, [ID 640210-08-7075] a resident of Malaysia with his residential address Lot 318, Jalan Restu, Kg. Serdang Permai, 31300, Kampung Kepayang, Perak, Malaysia ("Purchaser").

WHEREAS:

(A)	The Vendor is a company quoted on the Over The Counter market in the USA under the symbol “CHMD”. The Vendor is the registered and beneficial owner of the Sales Shares as defined below.

(B)	The Purchaser is an investor in consumer retail business.

(C)	The Purchaser has conducted its own due diligence including legal, financial, regulatory and any other due diligence that the Purchaser deemed necessary to determine the acquisition of the Sale Company.

(D)	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares on the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Agreement (including the Recitals and Schedules), unless the context otherwise requires, the following words and expressions shall have the following meanings ascribed to each of them below:

“Agreement”	this agreement for the sale and purchase of the Sale Shares, as amended or supplemented from time to time;
“Business”	such business being engaged by the Company from time to time;
“Business Day”	a day (other than Saturdays) on which banks in Malaysia are generally open for the transaction of normal banking business;
“CMSB”	means Clixster Mobile Sdn Bhd, a wholly owned subsidiary of the Vendor, and a company incorporated in Malaysia;
“Completion”	completion of the sale and purchase of the Sale Shares in accordance with the terms and conditions of this Agreement;
“Completion Date”	means the date of this Agreement;
“Consideration”	the aggregate consideration payable by the Purchaser for the purchase of the Sale Shares pursuant to Clause 3.1;
“Encumbrance”

any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same;

“RM”	means Ringgit Malaysia;
“Sale Company”	means CMSB;
“Sale Shares”	all the Shares to be sold by the Vendor to the Purchaser which constitute 63.2% of the total issued share capital of the CMSB as at the Completion Date;
“Taxation”

all forms of taxation whenever created or imposed and whether in Malaysia or elsewhere and without limiting the generality of the foregoing, includes all forms of profits tax, interest tax, salaries tax, property tax, estate duty, stamp duty, sales tax, any provisional tax, customs and import duty and any amount equal to any deprivation of any relief, allowance, set off, deduction in computing profits or rights to repayment of taxation granted by or pursuant to any legislation concerning or otherwise relating to taxation and also includes in addition and without prejudice to the foregoing, all fines, penalties, costs, charges, expenses and interests relating thereto;

“Warranties”	in respect of the Sale Company, the representations and warranties set out in Clause 5 and Schedule 1;
“USD”	means United States Dollars.

1.2	The headings of this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, references in this Agreement to the singular shall be deemed to include references to the plural and vice versa; references to one gender shall include all genders and references to any person shall include an individual, firm, body corporate or unincorporated.

1.3	References in this Agreement to clauses, schedules and exhibits are references to clauses, schedules and exhibits of this Agreement and references to sub-clauses and paragraphs are unless otherwise stated, references to sub-clauses and paragraphs of the clause, sub-clause or, as appropriate, the schedule or the exhibit in which the reference appears.

2.	SALE AND PURCHASE OF THE SALE SHARES

2.1	Subject to the terms and conditions of this Agreement the Vendor, as beneficial and or registered owner of the Sale Shares, shall sell and the Purchaser shall (or the Purchaser’s nominee), relying on the warranties and indemnities herein contained, purchase the Sale Shares free from all Encumbrances together with all rights now or hereafter attaching thereto including but not limited to all dividends paid, declared and/or made in respect thereof on or after the date of this Agreement in consideration for the payment set out in Clause 3.1.

3.	CONSIDERATION

3.1	The aggregate consideration for the sale and purchase of the Sale Shares shall be the payment of United States Dollars Eight Thousand and Five Hundred (USD8,500) to the Vendor, which the Vendor confirms and acknowledge receipt here of, as its consideration.

4.	COMPLETION

4.1	Completion shall take place at the Vendor’s office on the Completion Date when all the acts and requirements set out in this Clause 4 shall be complied with.

4.2	On Completion, the Vendor delivers or procure the delivery to the Purchaser of all the following:

(a)	the Vendor deliver the relevant instruments of transfer and contract notes in respect of the transfer of the Sale Shares duly executed by the Vendor in favour of the Purchaser or such other nominee(s) as the Purchaser may direct and such other documents as may be required to give a good and effective transfer of title to the Sale Shares to the Purchaser or such nominee(s) and to enable the Purchaser or such nominee(s) to become the registered and beneficial holder thereof free from all Encumbrances to the Purchaser’s satisfaction;

(b)	the Vendor deliver definitive share certificates in respect of the Sale Shares and other evidence as may be required by the Purchaser showing that the Vendor is the beneficial owner of the Sale Shares, free from all Encumbrances;

(c)	the Vendor deliver copies, certified as true and complete by a director of CMSB, of resolutions of the shareholders meeting/board of directors approving the matters as stipulated in Clauses 4.3; and

(d)	the Vendor shall deliver to the Purchaser in respect of CMSB:

(i)	all statutory records and minute books (which shall be written up to date as at Completion), all unissued share certificates (if any) and all other statutory records then;

(ii)	all common seals and all rubber stamps, cheque books, cheque stubs and bank statements, receipt books, all current insurance policies, books and accounts and title deeds and evidence of ownerships to all assets and all current contracts and all other accounting records;

(iii)	copies of all tax returns and assessments (receipted where the due dates for payment fell on or before the Completion Date);

(iv)	all correspondence and other documents belonging to CMSB (including its constitutional documents); and

provided that, if the Purchaser so agrees, delivery of all documents and records as referred to in this Clause 4.2(d) shall be deemed to have been effected where they are situated in premises and shall continue to be in the sole occupation of CMSB following Completion or otherwise in the custody of persons who shall remain officers and/or employees of CMSB following Completion.

4.3	On Completion, the Vendor shall procure a meeting of the shareholders/directors (as appropriate) of CMSB at which such matters shall be dealt with and resolved upon as the Purchaser shall require for the purposes of giving effect to the provisions of this Agreement including:

(a)	approving the sale and purchase of the Sale Shares and this Agreement; and

(b)	amending the memorandum and articles of association of CMSB as may be required by the Purchaser in writing prior to the Completion.

4.4	Against performance of the obligations by the Vendor under Clauses 4.2 and 4.3 above, the Purchaser shall deliver to the Vendor:

(a)	a certified copy of the directors’ and or members’ resolutions of the Purchaser approving this Agreement; and

(b)	a payment in the form of cashier cheque or other payments acceptable to the Vendor for the Consideration as set out in Clause 3.1.

4.5	If the Vendor, the Purchaser or the Company, as appropriate, shall fail to do anything required to be done by them under Clauses 4.2, 4.3 and 4.4, without prejudice to any other right or remedy available to the Vendor and the Purchaser, as applicable, the applicable party may:

(a)	defer Completion to a day not later than 14 days after the date fixed for Completion (and so that the provisions of this paragraph (a) shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable but without prejudice to the parties’ rights to the extent that the other party shall not have complied with their obligations hereunder; or

(c)	rescind this Agreement without liability on its part.

5.	VENDOR WARRANTIES

5.1	The Company warrants and undertakes to and with the Purchaser that the Warranties are true and accurate in all respects as at the date of this Agreement and will continue to be so up to and including Completion and agree to use its best endeavours (including taking such remedial action as may be necessary) to ensure that the Warranties have remained and will remain true and accurate in all respects from the date of signing of this Agreement up to the time of Completion and acknowledge that the Purchaser, in entering into this Agreement, is relying on, inter alia, such Warranties. For the avoidance of doubt, the liabilities and obligations of the Company under the Warranties shall in no circumstances be lessened, modified, relieved or otherwise reduced due to any actual or constructive knowledge of the Purchaser of any facts or events relating to the business, operations or otherwise of the Company, whether such knowledge is gained in the course of the due diligence conducted under Clause 3.2 or otherwise.

5.2	The Vendor has full power to enter into and perform this Agreement and this Agreement will constitute, binding obligations on the Vendor, enforceable in accordance with their terms.
5.3	The Company and the Vendor agrees that the Purchaser shall treat each of the Warranties (to the extent that they are applicable to them) as a condition of this Agreement. In addition, each of the Warranties is without prejudice to any other Warranty and, except where expressly otherwise stated, no provision in any Warranty shall govern or limit the extent or application of any other provision in any Warranty.

5.4	The Company agrees to fully indemnify and keep the Purchaser and its assignee fully indemnified on demand from and against all losses, liabilities, damages, costs and expenses (including legal expenses) which the Purchaser and its assignee may incur or sustain from or in consequence of any of the Warranties not being correct or fully complied with. This indemnity shall be without prejudice to any other rights and remedies of the Purchaser and its assignee in relation to any such breach of Warranties and all such rights and remedies are hereby reserved.

5.5	The Warranties shall survive Completion and the rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion or by any investigation made by or on behalf of the Purchaser into the affairs of the Company or by the Purchaser rescinding, or failing to rescind this Agreement, or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

5.6	The Vendor undertakes in relation to any Warranty which refers to the knowledge, information or belief of the Vendor that it has made full enquiry into the subject matter of that Warranty and that it does not have actual or constructive knowledge, information or belief that the subject matter of that Warranty may not be correct, complete or accurate.

5.7	The Vendor hereby represents and warrants to the Purchaser that the warranties set out in Schedule 1 are true and correct in all respects as at the Completion Date.

5.8	The Purchaser shall be entitled to take action within one month after Completion in respect of any breach or non-fulfillment of any of the Warranties and Completion shall not in any way constitute a waiver of any right of the Purchaser.

5.9	Notwithstanding any term in this Agreement, the maximum liability of the Vendor for breach or non-fulfillment of the Warranties shall be such sum that is equal to the amount of the Consideration.

6.	COVENANTS BY THE PURCHASER

6.1	The Purchaser hereby covenants and agrees with the Vendor that the Purchaser has taken and will take all necessary and required corporate measures, proceedings and actions to authorize and enable the Purchaser to enter into and deliver this Agreement and to perform its obligations hereunder and to issue the Consideration Shares to the Vendor in accordance with the terms of this Agreement.

7.	ACCESS TO INFORMATION AND FURTHER ASSURANCE

7.1	The Vendor shall assist the Purchaser, its agents, representatives and professional advisers in obtaining promptly on request full access to all such facilities and information regarding the business, assets, liabilities, contracts and affairs of the Company and other evidence of ownership of the assets owned by the Company as the Purchaser may require.

7.2	The Vendor shall execute, do and perform or procure to be executed, done and performed by other necessary persons all such further acts, agreements, assignments, assurances, deeds and documents as the Purchaser may require effectively to vest the registered and beneficial ownership of the Sale Shares in the Purchaser free from all Encumbrances and with all rights now and hereafter attaching thereto and to give effect to any matter provided for herein.

7.3	The Vendor agrees that it shall not be permitted to use the Clixster logo and name 6 months after the date of Completion.

8.	CONFIDENTIALITY AND ANNOUNCEMENTS

8.1	The Parties undertakes to the other that it will not, at any time after the date of this Agreement, divulge or communicate to any person other than to its professional advisers, or when required by law or any rule of any relevant stock exchange body, or to its respective officers or employees whose province is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of any of the others which may be within or may come to its knowledge and it shall use its best endeavours to prevent the publication or disclosure of any such confidential information concerning such matters.

8.2	No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement unless specifically agreed between the parties or unless an announcement is required pursuant to the applicable laws and the regulations or the requirements of any regulatory body or authority. Any announcement by any party required to be made pursuant to any relevant laws or regulation or the requirements of the any regulatory body or authority shall be issued only after such prior consultation with the other party as is reasonably practicable in the circumstances.

9.	GENERAL

9.1	This Agreement constitutes the entire agreement between the parties hereto with respect to the matters dealt with herein and supersedes all previous agreements, arrangements, statements, understandings or transactions between the parties hereto in relation to the matters hereof and the parties acknowledge that no claim shall arise in respect of any agreement so superseded.

9.2	Any variation to this Agreement shall be binding only if recorded in a document signed by all the parties hereto.

9.3	Time shall be of the essence of this Agreement but no failure by any party to exercise, and no delay on its part in exercising any right hereunder will operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement (including a settlement with the Vendor) preclude any other or further exercise of it or the exercise of any right or prejudice or affect any right against any person under the same liability whether joint, several or otherwise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

9.4	This Agreement shall be binding upon and enure for the benefit of the successors of the parties but shall not be assignable.

9.5	All provisions of this Agreement, in so far as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

9.6	If any provision of this Agreement shall be held to be illegal or unenforceable, the enforceability of the remainder of this Agreement shall not be affected.

9.7	Time shall be of the essence as regards any date or period mentioned in this Agreement and any date or period substituted for the same by agreement of the parties hereto or otherwise.

10.	NOTICES

10.1	Any notice required to be given by any party hereto to any other shall be deemed validly served by hand delivery or by prepaid registered letter sent through the post (airmail if to an overseas address) or by facsimile transmission to its address given herein or such other address as may from time to time be notified for this purpose and any notice served by hand shall be deemed to have been served on delivery, any notice served or by facsimile transmission shall be deemed to have been served when sent and any notice served by prepaid registered letter shall be deemed to have been served 48 hours (72 hours in the case of a letter sent by airmail to an address in another country) after the time at which it was posted and in providing service it shall be sufficient (in the case of service by hand and prepaid registered letter) to provide that the notice was properly addressed and delivered or posted, as the case may be, and in the case of service by facsimile transmission to prove that the transmission was confirmed as sent by the originating machine.

11.	COSTS AND STAMP DUTY

11.1	Each party shall bear its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and all documents incidental or relating to Completion.

11.2	All stamp duty (if any) payable in connection with the sale and purchase of the Sale Shares shall be borne by the Purchaser.

12.	GOVERNING LAW AND JURISDICTION

12.1	This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

12.2	In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (“proceedings”) each of the parties irrevocably submits to the non-exclusive jurisdiction of the Malaysian courts and waives any objection to proceedings in that court on the grounds of venue or on the grounds that the proceedings have been brought in any inconvenient forum.

12.3	These submissions shall not affect the right of any party to take proceedings in any other jurisdiction nor shall the taking of proceedings in any jurisdiction preclude any party from taking proceedings in any other jurisdiction.

13.	LEGAL REPRESENTATION

Each party confirms and acknowledges to the other that he/it has sought separate legal representation and is fully aware of the provisions of this Agreement and the transactions contemplated herein before entering into this Agreement.

14.	COUNTERPARTS

This Agreement may be executed in one or more counter parts each of which shall be binding on each party by whom or on whose behalf it is so executed, but which together shall substitute a single instrument. For the avoidance of doubt, this Agreement shall not be binding on any party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be a party hereto.

SCHEDULE 1

Warranties of the Sale Companies

In this Schedule, unless the context otherwise indicates each of the Warranties shall be deemed to repeated mutatis mutandis at the date of this Agreement and at Completion.

1.0	INTERPRETATION

In this schedule where the context admits:-

“Accounts” means the latest unaudited accounts of the Company provided by the Vendor to the Purchaser;

“Company” means to repeat and apply to CMSB for any reference in this Schedule 1;

“Intellectual Property” means patents, trademarks, service marks, trade names, registered designs, designs, copyrights and other forms of intellectual or industrial property (in each case in any part of the world and whether or not registered or registrable and for the full period thereof and all extensions and renewals thereof and applications for registration of or otherwise in connection with the foregoing), know-how, inventions, formulae, confidential or secret processes and information, computer programs and software, and any other protected rights and assets, and any licences and permissions in connection therewith.

2.	INFORMATION

(A)	Disclosures

The facts and information set out in the recitals and, the Schedules and all documents attached are true and all information which has been provided in writing to the Purchaser or its representatives or advisers by the Vendor or by any Director, officer or other official of the Company or by their respective professional advisers or other agents was when given and is now true and accurate in all material respects. There is no fact or matter which has not been disclosed which renders any such information untrue, inaccurate or misleading or the disclosure of which might reasonably affect the willingness of a willing purchaser to purchase the Sale Shares in accordance with the provisions of this Agreement.

(B)	Assessment of prospects

The information disclosed to the Purchaser or its representatives or professional advisers, by the Vendor and the Directors officers or other officials of the Company regarding the current trading and prospects of the Company comprises all information which is material for the reasonable assessment of the financial and trading prospects of the Company.

3.	COMPLIANCE

(A)	Constitution of the Company

The copy of the memorandum and articles of association of the Company which is provided to the Purchaser is true and complete in all respects and has embodied in it or annexed to it a copy of every such resolution and agreement required by law to be annexed to it and the Company has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association and all such resolutions and agreements.

(B)	Statutory compliance

The Company is a duly organised limited liability company validly existing under the laws of the place of its incorporation and has the corporate powers and authorises to carry on the business presently carried on by it and to own and hold the assets used therewith. The Company has complied with the provisions of all applicable laws, regulations (and all orders notices and directions made thereunder) and all applicable codes or practices. All returns, particulars, resolutions and other documents required to be filed with or delivered to the registrar of companies or to any other authority whatsoever by the Company have been correctly and properly prepared and so filed or delivered.

4.	CAPITAL STRUCTURE

(A)	Capital of the Company

The Sale Shares constitute 63.2% of the issued share capital of CMSB as at the date of this Agreement and are fully paid up. There is no Encumbrance or other form of agreement (including conversion rights and rights of pre-emption) on, over or affecting the Sale Shares or any unissued shares, debentures or other securities of the Company and there is no agreement or commitment to give or create any of the foregoing, and no claim has been made by any person to be entitled to any of the foregoing, and no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company under any of the foregoing.

(B)	Ownershipy

(i) All the Sale Shares are solely legally and beneficially owned by and registered in the names of the Vendor; and (ii) All the Sale Shares, and the unissued share capital of CMSB are free from any Encumbrance and there are no arrangements in force or claimed entitling or allegedly entitling any person to any Encumbrance.

(C)	Reorganisation of share capital

The Company has not at any time, other than the issue of shares to the Vendor as appropriate:

(i)	repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its shares, or otherwise reduced or agreed to reduce its issued share capital or any class of it; or

(ii)	capitalised or agreed to capitalise in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed or agreed to pass any resolution to do so.

(D)	Connected business

The Company:

(i)	is not and has not agreed to become the holder or beneficial owner of any class of any shares, debentures or other securities of any other company (wherever incorporated);

(ii)	has not been and has not agreed to become a subsidiary of any other company or under the control of any group of companies or consortium;

(iii)	is not and has not at any time been and has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated association; and

(iv)	has no branch, place of business, permanent establishment or substantial assets outside of Malaysia.

5.	ACCOUNTS

(A)	General

The Accounts:

(i)	will once audited be prepared in accordance with the requirements of all relevant laws, statutes, with good accounting principles and practices generally accepted at the date hereof in Malaysia for companies carrying on a similar business to that of the Company comply with the laws and regulations and all relevant statements of standard accounting practice and accounting guidelines issued by the relevant authorities, are prepared on a basis consistent with preceding accounting periods of the Company and with the books of account of the Company and are true and accurate in all material respects;

(ii)	disclose a true and fair view of the assets and liabilities of the Company at the Balance Sheet Date and of its profits for the financial year ended on such date;

(iii)	contain full provision or reserve for bad and doubtful debts, burdensome contracts or other obligations, obsolescent or slow moving stocks and for depreciation on fixed assets, which provision or reserve was when made and is now adequate;

(iv)	contain a note of all capital commitments of the Company at the Balance Sheet Date, which note was when made and is now adequate, fair and not misleading; and

(v)	contain full provision or reserves (as appropriate) for all Taxation.

(B)	Liabilities

The Company had no liabilities known, actual or contingent (including contingent liabilities to customers and contingent liabilities for Taxation) which were not disclosed, noted or provided for in the Accounts.

(C)	Plant and machinery etc.

All the fixed and loose plant and machinery, equipment, furniture, fittings and vehicles used by the Company are reflected in the Accounts, and (except for such items as have been disposed of or realised by the Company in the ordinary course of business) remain in the absolute beneficial ownership of the Company and are free from any encumbrance, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms and (apart from depreciation in the ordinary course of business) their value is not less than at the amount reflected in the Accounts and none has been acquired for any consideration in excess of its net realisable value at the date of such acquisition or otherwise than by way of a bargain at arm's length.

(D)	Depreciation

Depreciation of the fixed assets of the Company has been made at a rate sufficient to write down the value of such assets to nil not later than the end of their useful working lives and no fixed asset has attributed to it a value exceeding the current market value thereof at the Balance Sheet Date.

(E)	Books of account

All accounts, books, ledgers, financial and other necessary records of whatsoever kind of the Company (including all invoices and other records required for tax):

(i)	have been fully, properly and accurately maintained, are in the possession of the Company and contain true and accurate records of all matters including those required to be entered in them by applicable laws and no notice or allegation that any of the same is incorrect or should be rectified has been received;

(ii)	do not contain or reflect any material inaccuracies or discrepancies;

(iii)	give and reflect a true and fair view of the matters which ought to appear in them and in particular of the financial, contractual and trading position of the Company and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors and creditors and stock-in trade; and

(iv)	contain accurate information in accordance with generally accepted accounting principles in Malaysia relating to all transactions to which the Company has been a party and the Accounts do not overstate the value of any asset or understate any liability of the Company at the Balance Sheet Date.

6.	INTELLECTUAL PROPERTY

(A)	Ownership and rights

(i)	General

Full particulars of all Intellectual Property owned or otherwise exploited or used by the Company in any part of the world has been disclosed to the Purchaser during the due diligence conducted by the Purchaser. All Intellectual Property exploited or used by the Company is in the absolute beneficial ownership of the Company or the Company is a licensee of the same pursuant to an Intellectual Property Agreement and the Company does not own, use, exploit or have any other interest in any Intellectual Property which has not been disclosed. In particular but without prejudice to the generality of the foregoing, none of the Intellectual Property disclosed is jointly owned by the Company and a third party.

(ii)	Enforcement

All applications for any Intellectual Property owned, used or otherwise exploited by the Company are being diligently prosecuted; patents, registered trademarks and registered designs and other similar registered or recorded Intellectual Property rights owned, used or otherwise exploited by the Company have been maintained; nothing has been done to diminish or otherwise affect the reputation of unregistered trademarks, trade names, brand names or get up owned, used or otherwise exploited by the Company; no copying or reproduction of the copyright material owned, used or otherwise exploited by the Company has been permitted (expressly or by implication); the Technical Information and other knowhow owned, used or otherwise exploited by the Company has been kept confidential; and (where applicable) all application, registration and renewal fees necessary to procure, register, record or maintain the Intellectual Property have been paid.

(iii)	Intellectual Property Agreements

All Intellectual Property Agreements have been disclosed and are valid and binding; none has been the subject of any breach or default by any party thereto or of any event which with notice or lapse of time or both would constitute a default; nor are there any disputes, claims or proceedings arising out of or relating to the Intellectual Property Agreements. The Company has not authorised or otherwise permitted, expressly or by implication, any use whatsoever of the Intellectual Property owned, used or otherwise exploited by the Company save insofar as any such authority is contained in the appropriate Intellectual Property Agreements. The Company does not use or otherwise exploit any Intellectual Property belonging to a third party save insofar as it is licensed to do so in the appropriate Intellectual Property Agreements. All such agreements have been duly recorded or registered with the proper authorities whenever a requirement to do so exists.

IN WITNESS whereof this Agreement has been duly executed by all parties hereto the day and year first above written.

SIGNED by for and on behalf of Clixster Mobile Group Inc in the presence of: SIGNED by Mohamad Puzi Bin Khalid in the presence of:	) ) ) By: /s/ Andrew Hwan Lee ) ) ) By: /s/ Mohamad Puzi Bin Khalid )